Exhibit 4.23
DESCRIPTION OF OUR REGISTERED SECURITIES PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF OUR COMMON STOCK

The following description of certain terms of our common stock does not purport to be complete and is qualified in its entirety by reference to our Restated Charter (the “Restated Charter”), our Bylaws, as amended and restated (the “Bylaws”), and the applicable provisions of the North Carolina Business Corporation Act (the “NCBCA”). We encourage you to review complete copies of the Restated Charter and the Bylaws, which we have previously filed with the SEC and which are included as exhibits to our Form 10-K of which this is also an exhibit.

The Restated Charter authorizes us to issue 5,600,000,000 shares of common stock, par value $0.50 per share. Each share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive dividends when our Board of Directors declares them out of funds legally available therefor. Dividends may be paid on our common stock only if all dividends on any outstanding preferred stock have been paid or provided for.

The issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of our common stock do not have any preemptive or conversion rights, and we may not make further calls or assessments on our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

In the event of our voluntary or involuntary dissolution, liquidation or winding up, holders of common stock are entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, if any, all of our remaining assets available for distribution.

Directors are elected by a majority vote of the holders of common stock voting at a meeting in person or by proxy, except in the event of a contested election, in which case, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Holders of common stock are not entitled to cumulative voting rights for the election of directors.

Our common stock is traded on the New York Stock Exchange under the symbol “LOW.”
Computershare Trust Company, N.A. of Providence, Rhode Island, acts as the transfer agent and registrar for our common stock.

Anti-Takeover Effects of North Carolina Law, the Restated Charter and the Bylaws

Certain provisions of the NCBCA, the Restated Charter and the Bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of our company. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire our company.

Authorized but Unissued Stock

The Restated Charter authorizes the issuance of a significant number of shares of common stock and preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our Board of Directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control of our company. This possibility may encourage persons seeking to acquire control of our company to negotiate first with our Board of Directors.

Our authorized but unissued shares of preferred stock could also have other anti-takeover effects. Under certain circumstances, any or all of the preferred stock could be used as a method of discouraging, delaying or preventing a change in control or management of our company. For example, our Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock, or with rights and preferences that include special voting rights to veto a change in control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” Our Board of Directors is able to implement a shareholder rights plan without further action by our shareholders.

Use of our preferred stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors or the assumption of control by shareholders, even if these actions would be beneficial to our shareholders. In addition, the existence of authorized but unissued shares of preferred stock could discourage bids for our company even if such bid represents a premium over our then-existing trading price.

Shareholder Action by Written Consent

Under the NCBCA, our shareholders may take action by the unanimous written consent of the holders of all of our outstanding shares of common stock in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the Bylaws.

Requirements for Advance Notification of Shareholder Proposals and Nominations

The Bylaws provide for advance notice procedures with respect to shareholder proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act and included in our proxy statement) and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board of Directors. Pursuant to these provisions, to be timely, a shareholder’s notice must meet certain requirements with respect to its content and be received at our principal executive offices, addressed to the Secretary of our company, within the following time periods:

•
In the case of an annual meeting, not earlier than the close of business on the 150th calendar day nor later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, or if no annual meeting was held in the preceding year, then to be timely, the shareholder notice must be received no earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made; and

•
In the case of a special meeting, not earlier than the close of business on the 150th calendar day prior to such special meeting and not later than the close of business on the later of the 120th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement of the date of the special meeting is first made by us.

These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

Cumulative voting allows a shareholder to vote a portion or all of its shares for one or more candidates for seats on a company’s board of directors. The absence of cumulative voting makes it more difficult for a minority shareholder to gain a seat on a company’s board of directors to influence the board’s decision regarding a takeover. Under the NCBCA, by virtue of our date of incorporation and the fact that the Restated Charter does not give our shareholders the right to cumulate their votes, our shareholders are not entitled to cumulate their votes.

Shareholder Approval of Certain Business Combinations

The NCBCA has two primary anti-takeover statutes, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, which govern the shareholder approval required for certain business combinations. Since we have not opted out of either of these provisions, we are subject to the anti-takeover effects of The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act.

The North Carolina Shareholder Protection Act generally requires the affirmative vote of 95% of a public corporation’s voting shares to approve a “business combination” with any other entity that a majority of continuing directors determines beneficially owns, directly or indirectly, more than 20% of the voting shares of the corporation (or ever owned more than 20% and is still an “affiliate” of the corporation) unless the fair price provisions and the procedural provisions of the statute are satisfied.

“Business combination” is defined by the statute as (i) any merger, consolidation or conversion of a corporation with or into any other entity, (ii) any sale or lease of all or any substantial part of the corporation’s assets to any other entity or (iii) any payment, sale or lease to the corporation or any subsidiary thereof by any other entity of assets having an aggregate fair market value of $5,000,000 or more in exchange for securities of the corporation.

Under The North Carolina Control Share Acquisition Act, “control shares” of a corporation that are acquired in a “control share acquisition” (as defined in the statute) have no voting rights unless such rights are granted by resolution adopted by a majority of the disinterested shareholders of the corporation, and in the event such voting rights were to be granted, all other shareholders would have the right, subject to certain limitations, to have their shares in the corporation redeemed at their fair value.

A person acquires “control shares” whenever such person acquires shares that, when added to all other shares of the corporation beneficially owned by such person, would entitle the person to voting power in the election of directors equal to or greater than one of three thresholds: one-fifth, one-third or a majority.

Election and Number of Directors

The Restated Charter and the Bylaws contain provisions that establish specific procedures for nominating and electing members of our Board of Directors, including the advance notice requirements discussed above under “—Requirements for Advance Notification of Shareholder Proposals and Nominations.”

The Restated Charter and the Bylaws provide that the number of directors will be established by our Board of Directors but may not be fewer than three. Accordingly, our shareholders may not increase the size of our Board of Directors for the purpose of electing new directors.

Amendment of the Restated Charter

Except as provided under the NCBCA, amendments to the Restated Charter must be proposed by our Board of Directors and approved by holders of a majority of our total outstanding shares entitled to vote. In the case of any special meeting of shareholders, the notice of such meeting must have stated that the amendment of the Restated Charter was one of the purposes of the meeting. These provisions may have the effect of deferring, delaying or discouraging the removal of any anti-takeover defenses provided for in the Restated Charter.

Amendment of the Bylaws

The Bylaws may be altered, amended or repealed, or new bylaws may be adopted, by (i) a majority of the members of our Board of Directors or (ii) the holders of a majority of the votes cast at a meeting in which a quorum is present, provided in the case of any special meeting of shareholders or directors, that the notice of such meeting must have stated that the amendment of the Bylaws was one of the purposes of the meeting.

Limits on Calling Special Meetings of Shareholders

A special meeting of our shareholders may be called by the Chairman of our Board of Directors, our Chief Executive Officer or by a majority of our Board of Directors, and must be called by the Secretary of our company upon the written request of one or more shareholders owning at least 15% in the aggregate of the total number of shares of capital stock of our company outstanding and entitled to vote at such meeting. Any such special meeting called at the request of our shareholders will be held at such date, time and place as may be fixed by our Board of Directors, provided that the date of such special meeting may not be more than 90 days after the receipt of such request by the Secretary. The Bylaws specify the form and content of a shareholder’s request for a special meeting. These provisions may make a change in control of our company more difficult by delaying shareholder actions to elect directors until the next annual meeting of shareholders.